Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of
Subsidiary	Incorporation/Organization

American Factoring, Inc.	Nevada

Limited Too Store Planning, Inc.	Ohio

Limited Too Purchasing, Inc.	Ohio

Limited Too Catalog Production, Inc.	Ohio

Limited Too Direct, LLC	Ohio

Limited Too Creative Design, Inc.	Ohio

LT Holding, Inc.	Ohio

LT Import Corp.	Ohio

Floret, LLC	Ohio

Mish Mash, LLC	Ohio

Too Brands Investment, LLC	Ohio

Too G.C., LLC	Ohio

Too Brands, Inc.	Ohio

Too Retail & Sales Puerto Rico, Inc.	Puerto Rico

Too Sourcing Hong Kong Limited	Hong Kong

Too Import, LLP	Ohio

G Too, LLC	Ohio

Justice Stores, LLC	Ohio

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